Cytokinetics, Incorporated
Christopher S. Keenan (Investors and Media)
Director, Investor Relations
(650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

Company Updates Progress on Clinical Programs and Comments on Restructuring

Recent Highlights Include Presentation of Clinical Data at HFSA and ASCO Breast Cancer Symposium

SOUTH SAN FRANCISCO, CA, October 30, 2008 – Cytokinetics, Incorporated (Nasdaq: CYTK), reported revenues from research and development collaborations of $3.1 million for the third quarter of 2008. The net loss for the three months ended September 30, 2008, which included $2.5 million in restructuring charges, was $16.3 million, or $0.33 per share compared to a net loss of $11.3 million, or $0.24 per share for the same period in 2007. As of September 30, 2008, cash, cash equivalents, restricted cash and long-term investments totaled $91.6 million.

“In the third quarter, we continued to generate encouraging clinical trials data from both our heart failure and oncology development programs. In particular, data from our ongoing Phase IIa clinical trials of CK-1827452 suggest that this novel drug candidate is well-tolerated and is demonstrating statistically significant and clinically meaningful improvements in measures of cardiac performance across a range of plasma concentrations in patients with stable heart failure,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “Also during the quarter, we undertook a restructuring to reduce our operating expenses. As a result, we believe Cytokinetics is now better positioned to leverage our competitive advantages in the area of muscle biology.  In these increasingly challenging economic times, we believe that this heightened focus coupled with decreased spending will benefit shareholders while ensuring we affordably build a sustainable company on a foundation of continued biopharmaceutical innovation.”

Company Highlights

Cardiovascular

•	In August, at the European Society of Cardiology 2008 Congress, in September, at the 2008 Annual Heart Failure Society of America (HFSA) Conference and in October at the 13th Annual Meeting of the Japanese Heart Failure Society, Cytokinetics presented data from an ongoing Phase IIa clinical trial evaluating CK-1827452 administered intravenously to patients with stable heart failure. These interim analyses indicate that, to date, CK-1827452 has been well-tolerated in stable heart failure patients over a range of plasma concentrations. In addition, the most recent data presented showed statistically significant correlations between CK-1827452 plasma concentration and increases in systolic ejection time, stroke volume, fractional shortening, cardiac output, and ejection fraction. Cytokinetics has completed enrollment of the fourth cohort of this trial and has initiated dosing of patients in the fifth cohort.

•	During the quarter, Cytokinetics announced the completion of a protocol-defined interim safety analysis in an ongoing Phase IIa clinical trial evaluating the safety and tolerability of both an intravenous and an oral formulation of CK-1827452 in patients with ischemic cardiomyopathy and angina. The safety analysis allowed for the progression from Cohort 1 to Cohort 2 in this trial. Cytokinetics recently completed enrollment of the second and last cohort of this trial.

•	During the quarter, Cytokinetics initiated a third Phase IIa clinical trial designed to evaluate an intravenous formulation of CK-1827452 in patients with stable heart failure undergoing clinically indicated coronary angiography in the cardiac catheterization laboratory. In addition, at the 2008 Annual HFSA Conference, an investigator presented a poster on the design of this Phase IIa clinical trial which is intended to test the hypothesis that CK-1827452 may improve cardiac function and hemodynamics without significantly altering myocardial oxygen consumption and thus improve cardiac efficiency. Cytokinetics anticipates data will be available from this trial in 2009.

Oncology

•	In September, at the 2008 American Society of Clinical Oncology Breast Cancer Symposium, Cytokinetics presented interim results from the Phase I portion of its Phase I/II clinical trial of ispinesib, a novel kinesin spindle protein (KSP) inhibitor, as monotherapy administered as a first-line treatment for chemotherapy-naïve patients with locally advanced or metastatic breast cancer. Interim data demonstrated that this drug candidate was well-tolerated when administered as a 1-hour intravenous infusion on days 1 and 15 of a 28-day cycle with the most frequent adverse event being neutropenia. The best responses observed to date were investigator-reported tumor reductions of 30% or greater in the sum of the target lesion diameter, reported in 3 patients. One of these patients had an investigator-reported partial response according to the Response Evaluation Criteria in Solid Tumors (RECIST). Cytokinetics continues to enroll and dose-escalate patients in the Phase I portion of this trial.

•	Earlier this month at the EORTC–NCI-AACR International Symposium on Molecular Targets and Cancer Therapeutics, a poster was presented containing preclinical and clinical data on SB-743921, a novel KSP inhibitor. The authors concluded that SB-743921 demonstrated potent activity in preclinical models of diffuse large B-cell lymphoma both in vitro and in vivo, which provides additional scientific rationale for continuing the currently ongoing Phase I/II clinical trial in patients with Hodgkin or non-Hodgkin lymphoma. Cytokinetics continues to enroll and dose-escalate patients in the Phase I portion of this trial.

•	Also at the EORTC–NCI-AACR symposium, Cytokinetics’ strategic partner, GlaxoSmithKline (GSK), presented three posters containing preclinical or clinical data on GSK-923295, a novel and selective inhibitor of centromere-associated protein E. The first preclinical poster determined that positron emission tomography using 2-[18F]fluoro-s-deoxy-d-glucose imaging may provide a means of evaluating pharmacodynamic activity in patients treated with GSK-923295. The second preclinical poster concluded that GSK-923295 has dose-dependent pharmacodynamic activity in Colo205 human xenografts. A third poster summarized clinical data from an ongoing Phase I dose escalation trial for GSK-923295. The authors concluded that this drug candidate has been well-tolerated at the doses evaluated to date. GSK continues to enroll and dose-escalate patients in this Phase I trial.

Corporate

•	In September, the company announced a realignment of its workforce and operations in line with a strategic reassessment of its research and development activities and corporate objectives. The company is now focusing research activities to its muscle biology programs while continuing to advance ongoing clinical trials in heart failure and cancer. To implement this plan, the company reduced its workforce by approximately 29% and discontinued early research activities directed to oncology.

Financials

Revenues from research and development collaborations for the third quarter of 2008 were $3.1 million, compared to $4.1 million for the same period in 2007. Revenues for the third quarter of 2008 and 2007 were primarily derived from the company’s collaboration and option agreement with Amgen, Inc.

Total research and development (R&D) expenses in the third quarter of 2008 were $13.5 million, compared to $13.2 million for the same period in 2007. The increase in R&D expenses in the third quarter of 2008, compared to the same period in 2007, was primarily due to increased spending for clinical outsourcing costs, offset in part by lower personnel expenses.

Total general and administrative (G&A) expenses for the third quarter of 2008 were $3.8 million, compared to $4.1 million for the same period in 2007. The decrease in G&A expenses in the third quarter of 2008, compared to the same period in 2007, was primarily due to lower patent and legal fees and personnel expenses.

Cytokinetics also reported results of its operations for the nine months ended September 30, 2008. Revenues from research and development collaborations for the nine months ended September 30, 2008 were $9.3 million, compared to revenues of $10.5 million for the same period in 2007. The decrease in collaborative research revenues for the first nine months of 2008, as compared to the same period in 2007, was primarily the result of lower revenue from the company’s collaboration and license agreement with GSK.

Total R&D expenses for the nine months ended September 30, 2008 were $42.5 million, compared to $39.4 million for the same period in 2007. The increase in R&D expenses in the first nine months of 2008, compared to the same period in 2007, was primarily due to higher clinical outsourcing and laboratory costs.

Total G&A expenses for the nine months ended September 30, 2008 were $12.2 million, compared to $12.6 million for the same period in 2007. The decreased spending in the first nine months of 2008, compared to the same period in 2007, was primarily due to lower legal fees, which was partially offset by an increase in spending for outside services and personnel expenses.

The net loss for the nine months ended September 30, 2008, which included $2.5 million in restructuring charges, was $45.5 million, or $0.92 per share, compared to a net loss of $35.6 million, or $0.76 per share, for the same period in 2007.

Update on Financial Guidance for 2008

The company anticipates its full year 2008 cash operating expenses to be between $76.0 and $81.0 million, including severance costs and its current assumptions associated with costs related to its clinical trials and consultants. As a result of this restructuring, the company’s cash operating expenses are anticipated to decrease between $12.0 and $16.0 million in 2009, as compared to our cash operating expenses in 2008.

Company Milestones for 2008

Cardiovascular

CK-1827452

•	In November, Cytokinetics plans to present data from its ongoing Phase IIa trial of CK-1827452 in patients with stable heart failure at the Annual Meeting of the American Heart Association in New Orleans, Louisiana.

•	In the fourth quarter of 2008, Cytokinetics anticipates that data will be available from its ongoing Phase IIa trial of CK-1827452 in patients with ischemic cardiomyopathy and angina.

Oncology

Ispinesib (SB-715992)

•	In December, Cytokinetics plans to present additional data from the ongoing Phase I portion of its open-label, non-randomized Phase I/II clinical trial designed to evaluate ispinesib as monotherapy administered as a first-line treatment for chemotherapy-naïve patients with locally advanced or metastatic breast cancer at the 31st Annual San Antonio Breast Cancer Symposium in San Antonio, Texas.

SB-743921

•	In December, Cytokinetics plans to present additional data from the Phase I portion of its ongoing Phase I/II clinical trial of SB-743921 as a potential treatment of patients with Hodgkin or non-Hodgkin lymphoma at the 2008 Annual American Society of Hematology Meeting in San Francisco, California.

Corporate

•	In the fourth quarter of 2008, Cytokinetics anticipates providing the required clinical data from its CK-1827452 Phase IIa clinical trials program to Amgen in order to inform the potential exercise of Amgen’s option under the companies’ strategic alliance.

Conference Call and Webcast Information

Members of Cytokinetics’ management team will review third quarter results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 57552468.

An archived replay of the webcast will be available via Cytokinetics’ website until November 14, 2008. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 57552468 from October 30, 2008 at 5:30 PM Eastern Time until November 14, 2008.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs. Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. are performing joint research focused on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. Amgen has obtained an option for an exclusive license to develop and commercialize CK-1827452, subject to Cytokinetics’ development and commercial participation rights. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division. Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer. Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Cytokinetics is conducting the Phase I portion of a Phase I/II clinical trial of ispinesib as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer. In addition, Cytokinetics is conducting the Phase I portion of a Phase I/II clinical trial of SB-743921 in patients with non-Hodgkin or Hodgkin lymphoma. GSK has an option for the joint development and commercialization of ispinesib and SB-743921. GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK; GSK began a Phase I clinical trial with GSK-923295 in 2007. In April 2008, Cytokinetics announced the selection of a potential drug candidate directed towards skeletal muscle contractility which may be developed as a potential treatment for skeletal muscle weakness associated with neuromuscular diseases or other conditions. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s safe harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ financial guidance, including expected cash operating expenditures, revenues and R&D and G&A expenses for 2008; Cytokinetics’ and its partners’ research and development activities, including the conduct, design, focus, scope, enrollment, progress and results of Cytokinetics’ and its partners’ research and development activities, including clinical trials and the anticipated timing for the presentation or availability of data from clinical trials; the anticipated benefits of Cytokinetics’ September 2008 restructuring; Cytokinetics’ ability to leverage its expertise in muscle biology ; Cytokinetics’ provision to Amgen of clinical data to inform Amgen’s potential exercise of its option under the companies’ collaboration and option agreement; and the properties and potential benefits of Cytokinetics’ drug candidates and potential drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the development, testing, regulatory approval or production of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for clinical trials may be difficult or delayed, including, but not limited to, difficulties or delays due to political instability in countries where clinical trials of Cytokinetics’ drug candidates are being conducted, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; GSK may decide to postpone or discontinue development activities for GSK-923295; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; standards of care may change and others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to Amgen’s and GSK’s decisions as to whether to exercise their respective options and the timing and receipt of payments, including option fees, milestones and royalties on future potential product sales, under Cytokinetics’ collaboration agreements with Amgen and GSK. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues:
		$
Research and development	$67	1,072	$93	$1,337
License revenues	3,058	3,058	9,175	9,175

Total revenues	3,125	4,130	9,268	10,512

Operating Expenses:
Research and development	13,519	13,217	42,480	39,430
General and administrative	3,826	4,113	12,235	12,611
Restructuring Charges	2,492	—	2,492	—

Total operating expenses	19,837	17,330	57,207	52,041

Operating loss:	(16,712)	(13,200)	(47,939)	(41,529)
Interest and other income	571	2,055	2,819	6,418
Interest and other expense	(118)	(176)	(398)	(531)

Net loss	$(16,259)	$(11,321)	$(45,518)	$(35,642)

Net loss per common share — basic and diluted	$(0.33)	$(0.24)	$(0.92)	$(0.76)
Weighted average shares used in computing net loss per common share – basic and diluted	49,415,937	47,460,424	49,358,705	47,039,631

Condensed Balance Sheet
(in thousands)
(unaudited)

	September 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$70,636	$116,564
Short term investments	—	3,175
Other current assets	2,147	2,277

Total current assets	72,783	122,016
Long term investments	18,230	20,025
Property and equipment, net	5,899	7,728
Restricted investments	2,750	5,167
Other assets	381	434

Total assets	$100,043	$155,370

Liabilities and stockholders’ equity
Current liabilities	$24,467	$26,448
Long-term obligations	18,272	29,006
Stockholders’ equity	57,304	99,916

Total liabilities and stockholders’ equity	$100,043	$155,370